Exhibit 8.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com June 8, 2020	Facsimile: +1 212 446 4900

ARYA Sciences Acquisition Corp.

c/o Perceptive Advisors

51 Astor Place, 10th Floor

New York, New York 10003

Ladies and Gentleman:

We are United States tax counsel to ARYA Sciences Acquisition Corporation, an exempted company incorporated under the laws of the Cayman Islands (“ARYA”), in connection with the preparation of the registration statement on Form F-4 (as amended or supplemented as of June 8, 2020, and together with the Proxy Statement/Prospectus filed therewith, the “Registration Statement”) (Registration No. 333-237702) originally filed with the Securities and Exchange Commission (the “Commission”) on April 15, 2020, under the Securities Act of 1933, as amended (the “Securities Act”), by Immatics B.V., a Dutch private limited liability company (“TopCo”). The Registration Statement relates to the registration of (i) 59,681,117 ordinary shares of Topco, €0.01 par value per share (“TopCo Common Stock”) and (ii) 7,187,500 warrants to purchase shares of TopCo Common Stock, in each case as described in the Registration Statement.

The Registration Statement is being filed in connection with the transactions (the “Business Combination”) contemplated by the Business Combination Agreement, dated as of March 17, 2020 (as amended on June 7, 2020) (the “Business Combination Agreement”), by and among ARYA, Immatics Biotechnologies GmbH, a German limited liability company (“Immatics”), TopCo, Immatics Merger Sub 1, a Cayman Islands exempted company (“ARYA Merger Sub”), and Immatics Merger Sub 2, a Cayman Islands exempted company (“IB Merger Sub”).

Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

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ARYA

June 8, 2020

You have requested our opinion concerning the discussion of the Mergers set forth in the section entitled “Material U.S. Federal Income Tax Considerations to U.S. Holders” in the Registration Statement (the “Tax Disclosure”). In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

a.    All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Business Combination;

b.    All factual representations, warranties and statements made or agreed to by the parties to the Business Combination Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Shareholder Undertaking, and the other agreements referred to therein or otherwise relating to the Business Combination (collectively, the “Agreements” and, together with the Registration Statement, the “Documents”), and in the representation letters provided to us by ARYA, Immatics, and TopCo, are true, correct and complete as of the date hereof without regard to any qualification as to knowledge, belief, or otherwise;

c.    The description of the Business Combination in the Registration Statement is accurate, the Business Combination will be consummated in accordance with such description and with the Business Combination Agreement and the other Agreements, without any waiver or breach of any material provision thereof, and the Business Combination will be effective under applicable corporate law as described in the Business Combination Agreement and the other Agreements;

d.    Prior to the Closing Date, IB Merger Sub will have properly made an election to be treated as an entity disregarded from its owner under Treasury Regulations Section 301.7701-3, and such election will be valid and effective as of the Closing Date; and

e.    The Documents represent the entire understanding of the parties with respect to the Business Combination, there are no other written or oral agreements regarding the Business Combination other than the Agreements and none of the material terms and conditions thereof have been or will be waived or modified.

This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service, in each case, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing our opinion, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Mergers in

ARYA

June 8, 2020

connection with the Business Combination, or any matter other than those specifically covered by this opinion. In particular, this opinion is limited to the matters discussed in the Tax Disclosure, and does not address (i) the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury Regulations, as further described in the Tax Disclosure or (ii) the status of any entity under the “passive foreign investment company” rules of Sections 1291-1297 of the Code.

The U.S. federal income tax consequences of the transactions described in the Registration Statement are complex and are subject to varying interpretations. Our opinion is not binding on the U.S. Internal Revenue Service or any court, and there is no assurance or guarantee that either will agree with our conclusions. Indeed, the U.S. Internal Revenue Service may challenge one or more of the conclusions contained herein and the U.S. Internal Revenue Service may take a position that is inconsistent with the views expressed herein. There is no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

Based upon and subject to the foregoing, we confirm that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations to U.S. Holders,” insofar as they address the material U.S. federal income tax considerations for beneficial owners of ARYA Ordinary Shares and ARYA Public Warrants of the Mergers, and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP